Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Pixelworks, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included (incorporated by reference) herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Portland, OR
July 16, 2012